Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 19th day of March, 2014 between Willis Group Public Limited Company (“Willis”), and John Greene (“Employee”).

In consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment, Compensation and Benefits. During the Term (as defined in Section 2 below), Willis agrees to employ Employee, and to provide or cause one of its subsidiaries to provide the remuneration and benefits described below.

(a) Title and Duties.

(i) During the Term, Employee shall be employed as the Chief Financial Officer of Willis (together with its subsidiaries, the “Willis Group”). Employee shall also be appointed, without additional compensation, to such director and senior executive positions of one or more subsidiaries of Willis as the Board of Directors of Willis (the “Board”) deems appropriate.

(ii) Employee shall have during the Term the customary duties, responsibilities and authority attendant to the position of chief financial officer of a company the size and nature of Willis Group.

(iii) During the Term, Employee shall report directly to the Chief Executive Officer of Willis.

(iv) Employee’s initial place of employment during the Term shall be London, England. To the extent necessary, such employment shall initially be through a secondment arrangement to the appropriate UK entity. At such time during the Term as may be mutually agreed by the Employee and Willis, but in any event no later than July 2015, or as otherwise may be necessary for compliance with applicable work permit requirements and immigration laws, Employee’s principal place of employment shall be relocated to New York, New York. The parties shall mutually cooperate to obtain the necessary work permits for the employment of employee in London. Employee acknowledges and agrees that he shall be regularly required to travel in connection with the performance of his duties hereunder, and that during the period he is employed in London shall be required to spend reasonable periods of time at the New York offices of the Willis Group in the performance of his duties hereunder.

(v) During the Term, Employee agrees to devote substantially all of his business attention and time to the business and affairs of the Willis Group. During the Term, it shall not be a violation of this Agreement for Employee to (A) serve on one (1) for-profit board or committee with the prior written approval of the Board, (B) serve on civic or charitable boards or committees, and (C) manage personal matters and investments; provided that such activities do not, individually or in the aggregate, materially interfere with the performance of Employee’s duties and responsibilities with respect to the Willis Group.

(b) Base Salary. During the Term, Employee’s initial base salary (“Base Salary”) will be $62,500.00 per month, which is equivalent to $750,000 on an annual basis, less applicable withholdings, payable in accordance with normal payroll practices and no less frequently than on a monthly basis. During the period of the Term that the Employee’s place of employment is London, England, the Base Salary may be paid in British pound sterling and Willis Group shall apply the rate of currency exchange between the British pound sterling and the US dollar published in the Financial Times (London Edition) on the first date of each calendar quarter. The amount of Employee’s Base Salary shall be reviewed annually and may, at the discretion of the Board, be increased (but not decreased). Any such increased amount shall constitute “Base Salary” hereunder. All dollar amounts referred to in this Agreement are in U.S. dollars.

(c) Annual Incentive Plan (“AIP”). Employee will participate in the Willis Annual Incentive Plan (the terms of which may be modified by Willis from time to time) during the Term with a target annual payment equal to 150% of Base Salary (“Target AIP”). Any AIP award will be paid in cash. Employee’s participation in the AIP shall be subject to the other terms and conditions of such plan. Among other conditions, Employee must be in the active employ of the Willis Group at the time that any AIP Award is normally paid in order to be eligible to receive such award, subject to the termination provisions of Section 3 hereof. Employee is eligible to receive a full AIP award for the 2014 fiscal year.

(d) Annual Equity Participation. Each year during the Term, Employee will be awarded options, restricted stock units, other equity-based awards or any combination thereof having a total target fair market value as of the date of grant of $900,000, as determined in accordance with the valuation methodologies of the Willis Group. Such equity awards will be granted during the fiscal year (starting with 2014) at the same time, in the same manner and upon the terms and conditions (including whether to receive dividend equivalents) as annual long term equity incentive awards are provided generally to executive officers of the Willis Group. Subject to this Section 1(d), the annual equity awards will be governed by and made pursuant to Willis’ 2012 Equity Incentive Plan (the “2012 EIP”), or any successor plan, and award agreements thereunder that will reflect the terms of this paragraph as well as other terms and conditions established by the Board.

(e) Transition Equity Award. Subject to the approval of the Compensation Committee, at the next regularly scheduled grant date immediately following the Commencement Date (as defined below), Employee will be granted time-vested restricted stock units (the “Transition RSU Award”) with a total fair market value as of the date of grant of $375,000. In the event the Compensation Committee fails to approve such award, Employee shall have Good Reason to terminate his employment. Provided Employee is employed by the Willis Group on the applicable vesting date, the Transition RSU Award will vest in equal one-third installments on each of the first three anniversaries of the Commencement Date (as defined below). The Transition RSU Award will have dividend equivalents that will be subject to the same vesting conditions as the Transition RSU Award. The Transition RSU Award will be governed by and made pursuant to the 2012 EIP, and award agreements that will reflect the terms of this paragraph as well as other terms and conditions established by the Board.

(f) Transition Cash Award. Employee shall be paid a transition cash award (the “Transition Cash Award”) in the aggregate amount of $500,000, with the first installment of $300,000 payable on the first payroll date following the Commencement Date (as defined below), and the second installment of $200,000 payable on the first payroll date in 2015, provided that Employee remains employed by the Willis Group on each such payment date. In the event that Employee resigns without Good Reason or is terminated by the Willis Group with Good Cause before the second anniversary of the Commencement Date (as defined below), Employee will be required to repay a pro-rata portion of such Transition Cash Award based on the number of days that Employee was employed by the Willis Group during such two year period.

(g) General Benefits. During the Term, Employee will be eligible to participate in those employee benefit programs which are generally made available to similarly situated executive employees of Willis, in accordance with and subject to the normal terms and conditions of such plans. For purposes of clarification, Employee is expected to participate in the employee benefit plans, programs and policies in effect from time to time for executive employees in London, except that Employee and his family will be provided coverage in an international medical plan in lieu of any medical benefits provided to London based employees, until Employee’s principal place of employment is relocated to New York, and will thereafter participate in the employee benefit plans, programs and policies in effect from time to time for executive employees in New York.

(h) Vacation. During the Term, Employee will be entitled to vacation time and holidays as are provided generally to similarly situated executive employees of Willis but shall, in any event, be entitled to no less than four weeks of vacation per year.

(i) Expenses. Willis or one of its subsidiaries will reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee’s duties for the Willis Group during the Term, in accordance with the business expense reimbursement policies of Willis as in effect from time to time.

(j) Relocation. Employee will be entitled to reimbursement of all reasonable costs incurred in relocating himself and his family and their possessions from London, England to the New York metropolitan area, including, but not limited to, reasonable moving and family and pets relocation expenses and costs. In the event that Employee resigns without Good Reason before the second anniversary of the Commencement Date (as defined below), Employee will be required to repay a pro-rata portion of such reimbursement based on the number of days that Employee was employed by the Willis Group during such two year period.

2. Term. This Agreement shall commence on June 2, 2014 or such earlier date mutually agreed by the Employee and Willis (the “Commencement Date”) and shall continue until terminated (i) by either party, with or without Good Cause or Good Reason (as defined below), upon 60 calendar days’ prior written notice, (ii) immediately by the Willis Group with Good Cause, or (iii) immediately upon the Employee’s death or disability (as disability is defined in the Long Term Disability Benefits Plan in which Employee participates) (“Disability”) (such period, the “Term”). If this Agreement is terminated by either party on 60 days’ prior written notice pursuant to this Section 2, Employee shall remain an employee of the Willis Group through the effective date of such termination, subject to all of the rights and obligations of an employee during such period, and Employee’s employment hereunder shall terminate at the end of the notice period. At its sole option, the Willis Group may elect to direct Employee not to report to work and/or enter the Willis Group’s office premises or otherwise perform certain services during such 60 day notice period, and Employee shall comply with any such direction. During such 60 day notice period, the Willis Group shall pay Employee the base salary due to Employee during the notice period in accordance with its normal payroll practices. Sections 3 through 9 shall survive any termination of this Agreement.

3. Effect of Certain Terminations. If during the Term, (i) Employee’s employment is terminated by the Willis Group without Good Cause (and other than by reason of death or Disability), or (ii) Employee terminates from employment for Good Reason, then Employee shall be entitled to:

(a) in the event such termination occurs (i) prior to the second anniversary of the Commencement Date, continued payment of one and one-half (1.5) times Base Salary during the 18-month period following the termination date, or (ii) on or following the second anniversary of the Commencement Date, continued payment of one (1.0) times Base Salary during the12-month period following the termination date, in each case (as applicable, the “Severance Period”) payable in accordance with normal payroll practices, beginning on the first payroll date on or after the 60th day following the termination date; provided that, in the event such termination occurs within 24 months following a “Change in Control” (as defined in the 2012 EIP), such payment shall equal two (2) times Base Salary and shall be made in a cash lump sum on the first business day on or after the 60th day following the termination date;

(b) in the event such termination occurs (i) prior to the second anniversary of the Commencement Date, payment of an amount equal to one and one-half (1.5) times the Target AIP, or (B) in the event termination occurs on or following the second anniversary of the Commencement Date, payment of an amount equal to one (1.0) times the Target AIP, payable in equal installments during the applicable Severance Period in accordance with normal payroll practices, beginning on the first payroll date on or after the 60th day following the termination date; provided that, in the event such termination occurs within 24 months following a “Change in Control” (as defined in the 2012 EIP), such payment shall equal two (2) times Target AIP and shall be made in a cash lump sum on the first business day on or after the 60th day following the termination date;

(c) payment of (A) the full amount of the Transition Cash Award contemplated by Section 1(f) hereof in a cash lump sum on the first payroll date on or after the 60th day following the termination date (to the extent not already paid) and (B) a pro-rated AIP for the fiscal year of such termination equal to the AIP Employee is entitled based on Willis’ actual performance for such year, multiplied by a fraction, the numerator of which is the number of days in the fiscal year of Employee’s termination prior to the termination date, and the denominator of which is 365, payable at the time as AIP bonuses are paid generally to participants for the applicable year; provided that, in the event such termination occurs within 24 months following a “Change in Control” (as defined in the 2012 EIP), such pro-rated AIP for the fiscal year of termination shall be determined based upon the Target AIP rather than actual AIP, and otherwise under the pro-ration formula and time of payment as above;

(d) continued participation for Employee and his spouse and then covered dependents in the applicable group medical plan of the Willis Group, if any, in which Employee and his eligible spouse and dependents participate as of the date of termination in accordance with the terms of such plan in effect from time to time for executive officers of Willis generally and so long as such continued participation is permissible under applicable law and does not result in any penalty or additional tax (other than taxes applicable to the payment of wages) upon Employee or the Willis Group or, in lieu of such continued coverage and solely in order to avoid any such penalty or additional tax, monthly payments equal to the excess of the COBRA rate (or equivalent rate) under such group medical plan over the amount payable generally by executive officers of Willis, in each case until the earlier of (x) 12 months following the termination date or (y) the date that Employee (or any eligible spouse or dependent but only as to the eligibility of such spouse or dependent) obtains new employment that offers group medical coverage;

(e) for purposes of determining the achievement of any employment or service-based vesting requirements applicable to any outstanding stock options, restricted stock units or other equity-based awards made during the Term, Employee shall be treated as having an additional 12 months of employment or service as of the date of termination; provided that, in the case of the Transition RSU Award, the award shall become fully vested as of the date of termination; provided further that, in the event such termination without Good Cause or for Good Reason occurs within 24 months following a “Change in Control,” (as defined in the 2012 EIP), the Employee shall be treated as being fully vested in all such awards as of the date of termination; and

(f) each stock option granted to Employee which is vested (or deemed vested in accordance with this Section 3) on Employee’s termination date will remain exercisable until the earlier of (A) one (1) year following the date of such termination without Good Cause or for Good Reason (or, if later, the post-termination expiration date specified in the option) and (B) the normal expiration date of such stock option that would have applied if Employee’s employment with Willis had continued.

Any and all amounts payable pursuant to this Section 3 will only be payable if Employee delivers to Willis and does not revoke a general release substantially in the form attached hereto as Exhibit A within 30 days following the termination date.

For purposes of this Agreement, “Good Cause” is defined as (i) Employee’s gross and/or chronic neglect of Employee’s duties that continues after written notice, (ii) Employee’s conviction of a felony or misdemeanor involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct by Employee in connection with Employee’s employment, (iv) the issuance of any final order for Employee’s removal as an associate of the Willis Group by any state or federal regulatory agency, (v) Employee’s material violation of Sections 5 and 6 hereof that is not cured within 15 days of written notice, (vi) Employee’s material breach of any fiduciary duty owed to the Willis Group, including, without limitation, the duty of loyalty, that is not cured within 5 days of written notice, or (vii) any material breach of a material provision of the Willis Group’s Code of Ethics by Employee that is not cured within 5 days of written notice. “Good Cause” shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Employee has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to Employee’s position.

For purposes of this Agreement, “Good Reason” means one or more of the following events has occurred without Employee’s written consent: (i) a material diminution in Employee’s status, title, position, authority or responsibilities or the assignment to Employee of duties or responsibilities which are materially inconsistent with his position as the Chief Financial Officer of Willis, (ii) a reduction in Employee’s monthly base salary or Target AIP percentage; (iii) a material breach by Willis of any material provision of this Agreement; or (iv) Employee is required to relocate Employee’s office outside a radius of 35 miles from the current office locations of One World Financial Center at 200 Liberty Street in New York City or the Willis Building at 51 Lime Street in London. Employee may not resign or otherwise terminate Employee’s employment for any reason set forth above as Good Reason unless Employee first notifies Willis in writing describing such Good Reason within 90 days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by Willis within 30 days of Employee’s written notice of such Good Reason, and Employee actually terminates employment within 90 days following the expiration of Willis’ 30-day cure period described above. Except as may be required by applicable law, Employee will not be entitled to severance pay of any type following employment termination for any other reason or pursuant to any severance policy of the Willis Group.

4. Excise Tax. Notwithstanding any other provision to the contrary in this Agreement, in any other agreement between Employee and Willis or any of its affiliates, or in any plan maintained by Willis or any of its affiliates, if there is a Section 280G Change in Control (a change in the ownership or effective control of Willis or in the ownership of a substantial portion of the assets of Willis, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder), the provisions set forth below shall apply:

(a) Except as otherwise provided in Section 4(b) below, if it is determined in accordance with Section 4(d) below that any portion of the Payments (defined as payments or benefits in the nature of compensation that are to be paid or provided to Employee or for his benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of Willis or its assets constitutes the Change in Control) if Employee is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payments or benefits are “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder) that otherwise would be paid or provided to Employee or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest amount necessary in order for no portion of Employee’s total Payments to be subject to the Excise Tax.

(b) No reduction in any of Employee’s Payments shall be made pursuant to Section 4(a) above if the After Tax Amount of the Payments payable to him without such reduction would exceed the After Tax Amount of the reduced Payments payable to him in accordance with Section 4(a) above. For purposes of the foregoing, (i) the “After Tax Amount” of Employee’s

Payments, as computed with, and as computed without, the reduction provided for under Section 4(a), shall mean the amount of the Payments, as so computed, that Employee would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or other excise taxes, any employment, social security or Medicare taxes, and any other taxes) imposed with respect to such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(c) The payment reduction (if any) contemplated by this Section 4(a) shall be implemented by (i) first reducing any cash severance payments, (ii) then reducing cash retention payments, and (iii) then reducing all other payments and benefits, in each case, with amounts having later payment dates being reduced first.

(d) A determination as to whether any reduction in Employee’s Payments is required pursuant to Section 4(a) above, and if so, as to which Payments are to be reduced and the amount of the reduction to be made to any such Payments, shall be made by no later than 30 days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by Willis’s independent auditor or, if such auditor is not permitted to provide such advice, by a nationally recognized public accounting firm reasonably selected by the Board with the consent of Employee, which consent shall not be unreasonably withheld or delayed (“Auditor”). The Auditor shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to Employee and to Willis. The fees and expenses of the auditor shall be paid entirely by Willis and the determinations made by Auditor hereunder shall be binding upon Employee and Willis.

5.	Confidential Information and Work for Hire.

(a) Confidential Information. The Willis Group shall provide Employee with access to nonpublic information of the Willis Group to the extent reasonably necessary to the performance of Employee’s job duties. Employee acknowledges that all non-public information (including, but not limited to, information regarding the Willis Group’s clients), owned or possessed by the Willis Group (collectively, “Confidential Information”) constitutes a valuable, special and unique asset of the business of the Willis Group. Other than in the good faith performance of his duties hereunder or in connection with an arbitration or suit between Employee and the Willis Group, Employee shall not, during or after the period of his/her employment with the Willis Group (i) disclose, in whole or in part, such Confidential Information to any third party without the consent of the Willis Group or (ii) use any such Confidential Information for his/her own purposes or for the benefit of any third party. These restrictions shall not apply to any information in the public domain provided that Employee was not responsible, directly or indirectly, for such information entering the public domain without the Willis Group’s consent. Upon termination of Employee’s employment hereunder, Employee shall promptly return to the Willis Group all materials, information and other property (including all files, computer discs and manuals) of the Willis Group as may then be in Employee’s possession or control.

(b) Work for Hire. Any work prepared by Employee as an employee of the Willis Group including written and/or electronic reports and other documents and materials shall be “work for hire” and shall be the exclusive property of the Willis Group. If, and to the extent that, any rights to such work do not vest in the Willis Group automatically, by operation of law, Employee shall be deemed to hereby unconditionally and irrevocably assign to the Willis Group all rights to such work and Employee shall cooperate with the Willis Group’s efforts (and at its cost and expense) to establish and protect its rights to such work.

6. Employee Loyalty, Non-competition and Non-solicitation. Employee understands that Employee owes a duty of loyalty to the Willis Group. All business activity participated in by Employee as an employee of the Willis Group shall be undertaken solely for the benefit of the Willis Group. Employee shall have no right to share in any commission or fee resulting from such business activity other than the compensation referred to in Section 1. While this Agreement is in effect and for the Applicable Period following termination of Employee’s employment with the Willis Group, Employee shall not, within the “Territories” described below:

(a) directly or indirectly solicit, accept, or perform, other than on the Willis Group’s behalf, insurance brokerage, insurance agency, risk management, claims administration, consulting or other business performed by the Willis Group from or with respect to (i) clients of the Willis Group with whom Employee had business contact or provided services to, either alone or with others, while employed by the Willis Group and, further provided, such clients were clients of the Willis Group either on the date of termination of Employee’s employment with the Willis Group or within twelve (12) months prior to such termination (the “Restricted Clients”) and (ii) active prospective clients of the Willis Group with whom Employee had business contacts regarding the business of the Willis Group within six (6) months prior to termination of Employee’s employment with the Willis Group (the “Restricted Prospects”).

(b) directly or indirectly (i) solicit any employee of the Willis Group (“Protected Employees”) to work for Employee or any third party, including any competitor (whether an individual or a competing company) of the Willis Group or (ii) induce any such employee of the Willis Group to leave the employ of the Willis Group.

(c) directly or indirectly involved as an owner, officer, director, employee, contractor, advisor or agent of any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Willis Group or is a business in which the Willis Group has taken steps toward engaging (including, but not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation, Arthur J Gallagher & Co. and Marsh Incorporated) (a “Competitor”). Because the Willis Group’s business competes on a global basis, Employee understands and acknowledges that his obligations hereunder shall apply anywhere in the world. Notwithstanding the foregoing, it shall not be a violation of this Agreement for: (i) Employee to have beneficial ownership of less than

1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system or an indirect interest in any equity securities held in any investment company or fund over which Employee does not exercise investment authority or control; or (ii) following termination or resignation of Employee’s employment with the Willis Group, for Employee to engage in, or become associated in any capacity with, a business or entity that provides consulting, investment banking, asset management or fund formation and management advice and services to third parties, as long as Employee does not use or disclose any Confidential Information and Employee does not directly provide such advice and services to a Competitor.

(d) directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication, publicly disparage the Willis Group, its affiliates or their respective employees, directors or business relations. Willis shall not at any time during or after the Term, make any public statement such as a press release which disparages Employee. Nothing in this provision shall be construed to prohibit either party from (i) correcting any misstatement of fact by any person or (ii) testifying truthfully in any legal or administrative proceeding or investigation, but each party shall inform the other party as soon as reasonably practicable before delivering any such testimony.

For purposes of this Section 5, “Territories” shall refer to those counties where the Restricted Clients, Restricted Prospects, or Protected Employees of the Willis Group are present and available for solicitation and “Applicable Period” shall mean eighteen (18) months is such termination occurs on or before the first anniversary of the Commencement Date and twelve (12) months if the termination date occurs thereafter.

The Employee agrees that if the employee violates any of the provisions of this Section 5, the Willis Group would sustain irreparable harm and, therefore, the Willis Group shall be entitled to obtain from any court of competent jurisdiction, without posting any bond or other security, temporary, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Willis Group may be entitled. Moreover, if any provision or clause of this Section 5, or portion thereof, shall be held by a court of competent jurisdiction to be illegal, void, unreasonable or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion. It is the intention of the parties that, if a court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, unreasonable or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall modify the duration, area, or matter of such provision and, in its modified form, such provision shall then be enforceable and shall be enforced to the fullest extent of law.

7. Mandatory Binding Arbitration. Except for a claim beginning with a request for injunctive relief brought by the Willis Group or Employee, the Willis Group and Employee agree that any dispute arising either under this Agreement or from the employment relationship shall be resolved by arbitration – it is understood that disputes arising either under this Agreement or from the employment relationship shall be understood to include, but not be limited to, any and all disputes concerning any claim by the Employee against the Willis Group concerning or relating to (a) alleged illegal discrimination against the Employee in the terms and conditions of employment (including but not limited to any claim of alleged illegal discrimination on the basis of race, color, religion, sex, gender, national origin, age, physical disability and/or mental disability), (b) alleged public policy violations, (c) alleged wrongful employment termination and/or (d) any other disputes arising from or in connection with the employment relationship. Each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute. The party invoking arbitration shall notify the other party in writing (the “Written Notice”). The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator. If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator. The arbitration shall be (x) conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, (y) held at a location reasonably convenient to that office of the Willis Group at which the Employee had most recently been assigned and (z) completed within six months (or within such other time as the parties may mutually agree) of the receipt of Written Notice by the party being notified. The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes. The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction, to the extent permitted by applicable law, each party shall bear its own costs, including attorneys’ fees, and share all costs of the arbitration equally. Nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law. Willis will pay all of Employee’s reasonable legal fees and expenses and, if applicable, Employee’s share of arbitration costs, with respect to any particular claim on which Employee prevails; provided, however, that if there are multiple claims and Employee prevails on at least half of such claims, Willis shall pay all of Employee’s reasonable legal fees and expenses and all of the costs of such arbitration. For purposes of the previous sentence, the number of claims and the party prevailing on a claim shall be determined by the arbitrator(s).

8. Representations and Warranties. Employee represents and warrants:

(a) Except as specifically provided by Employee to the Willis Group in writing, Employee is not subject to either an agreement with any former employer or otherwise or any court order, judgment or decree which places restrictions on Employee’s business activities and that if employee is subject to any of the foregoing, Employee will, by the earlier of the commencement date of employment or execution of the Agreement provide the Willis Group with a copy of such agreement, order, judgment, or decree.

(b) Employee has reviewed and will abide by the Willis Group Code of Ethics.

(c) Employee will not bring or use any confidential materials, proprietary materials or property (including, but not limited to, files, computer disks or other documentation or property) belonging to Employee’s prior employer(s).

9. Legal Fees. Willis shall promptly reimburse Employee for his reasonable legal fees and expenses incurred in connection with entering into this Agreement, up to a maximum of $25,000.

10. Miscellaneous. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements and understandings regarding the subject matter herein. This Agreement may only be modified by a written instrument signed by both parties. If any term of this Agreement is rendered invalid or unenforceable by judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except for notices by the Willis Group to Employee which the Willis Group chooses to hand deliver to Employee, any notices given pursuant to this Agreement shall be sent by first class US postal service or overnight courier service to the addresses set forth below (or, to the then current address of a party, with both parties agreeing to promptly provide the other party with written notice of any change in address). This Agreement shall be governed by the laws of the state of New York, without giving effect to that state’s conflicts of law principles. The waiver by either party of any breach of this Agreement shall not operate or be construed as a waiver of that party’s rights upon any subsequent breach. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Employee and the successors and assigns of Willis. Upon the commencement by the Employee of employment with any third party, during the two year period following termination of employment hereunder, the Employee shall promptly inform such new employer of the substance of Sections 4 and 5 of this Agreement. Notwithstanding anything else herein to the contrary, Willis may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or contributions (including UK National Insurance contributions) as may be required to be withheld pursuant to any applicable law or regulation.

11.	Section 409A.

(a) Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to that end. In no event shall the Willis Group or its affiliates be liable for any tax, interest or penalties that may be imposed under by Section 409A or any damages for failing to comply with Section 409A.

(b) Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Employee in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after Employee’s date of termination or, if earlier, Employee’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Employee during the period between the date of termination and the New Payment Date shall be paid to Employee in a lump sum on such New Payment Date.

(c) Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(d) Termination as a Separation from Service; Separate Payments. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to become effective as of the date first above written.

EMPLOYEE: John Greene	WILLIS GROUP PUBLIC LIMITED COMPANY

/s/ John Greene	By:	/s/ Celia R. Brown

TITLE: Human Resources Representative

John Greene	Willis Group Holdings Public Limited Company 200 Liberty Street New York, NY 10281 Attention: General Counsel

EXHIBIT A

GENERAL RELEASE1

I, John Greene, in consideration of and subject to the performance by Willis Group Public Limited Company (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of March 19, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor

[1]	This General Release may be modified based on the jurisdiction in which the employee is located as of his termination of employment on a basis consistent with the purpose of this General Release.

Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to any accrued benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

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7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I hereby acknowledge that Sections 3 through 7 and 9 through 11 of the Agreement shall survive my execution of this General Release.

10. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

12. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

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5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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